EXHIBIT 4.1

SUPERGEN, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

(as amended March 17, 2011)

1.                                       Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.  It is the Company’s intention to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended.  The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a manner consistent with the requirements of Section 423 of the Code.

2.                                       Definitions

(a)                                  “Administrator” means the Board or any committee appointed by the Board.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(d)                                 “Common Stock” means the common stock of the Company.

(e)                                  “Company” means SuperGen, Inc., a Delaware corporation, and any Designated Subsidiary of the Company.

(f)                                    “Compensation” means all base straight time gross earnings, bonuses and commissions, exclusive of payments for overtime, shift premium and other compensation.

(g)                                 “Designated Subsidiary” means any Subsidiary which has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(h)                                 “Employee” means any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year.  For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company.  Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

(i)                                     “Enrollment Date” means the first day of each Offering Period.

(j)                                     “Exercise Date” means the last Trading Day of each Offering Period.

(k)                                  “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)             If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)          If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)       In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(l)                                     “Offering Period” means a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after May 15 and terminating on the last Trading Day in the period ending the following November 14, or commencing on the first Trading Day on or after November 15 and terminating on the last Trading Day in the period ending the following May 14. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(m)                               “Plan” means this SuperGen, Inc. 2008 Employee Stock Purchase Plan.

(n)                                 “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(o)                                 “Reserves” means the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(p)                                 “Subsidiary” means a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(q)                                 “Trading Day” means a day on which the national stock exchanges and the Nasdaq System are open for trading.

3.                                       Eligibility

(a)                                  Any Employee who is employed by the Company on a given Enrollment Date will be eligible to participate in the Plan.

(b)                                 Any provisions of the Plan to the contrary notwithstanding, no Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code)

would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and any Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.                                       Offering Periods.  The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 15 and November 15 of each year, or on such other date as the Administrator will determine, and continuing thereafter until terminated in accordance with Section 20 hereof.  The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.                                       Participation

(a)                                  An eligible Employee may participate in the Plan by (i) completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Enrollment Date or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

(b)                                 Payroll deductions for a participant will commence on the first payroll following the Enrollment Date and will end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.                                       Payroll Deductions

(a)                                  At the time a participant files his or her subscription agreement, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding twenty percent (20%) of the Compensation which he or she receives on each pay day during the Offering Period.

(b)                                 A participant may not make any additional payments into such account.

(c)                                  A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease the rate of his or her payroll deductions during the Offering Period by completing and submitting to the Company’s payroll office a new subscription agreement authorizing a change in payroll deduction rate.  The Administrator may, in its sole discretion, limit the number of participation rate changes during any Offering Period.  The change in rate will be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly.  A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d)                                 Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period.

(e)                                  At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock.  At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.

7.                                       Grant of Option.  On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period will be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Employee be permitted to purchase during each Offering Period more than 1,500 shares (subject to any adjustment pursuant to Section 19 hereof), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 12 hereof.  The Administrator may, for future Offering Periods, increase or decrease, in its sole discretion, the maximum number of shares of Common Stock that an Employee may purchase during each Offering Period.  Exercise of the option will occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof.  The option will expire on the last day of the Offering Period.

8.                                       Exercise of Option.  Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account.  No fractional shares will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof.  Any other monies left over in a participant’s account after the Exercise Date will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.                                       Delivery.  As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion).  No participant will have any voting, dividend or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

10.                                 Withdrawal

(a)                                  A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) giving written notice to the Company’s payroll office in the form of Exhibit B to this Plan or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator.  All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period.  If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b)                                 A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.                                 Termination of Employment.  Upon a participant’s ceasing to be an Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option will be automatically terminated.  The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment will be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

12.                                 Interest.  No interest will accrue on the payroll deductions of a participant in the Plan.

13.                                 Stock

(a)                                  The maximum number of shares of the Company’s Common Stock which will be made available for sale under the Plan will be five hundred thousand (500,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof.  If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company will make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as is reasonably practicable and as it determines to be equitable.

(b)                                 Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c)                                  Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14.                                 Administration.  The Plan will be administered by the Board or a committee appointed by the Board.  The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.  Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15.                                 Designation of Beneficiary

(a)                                  A participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash.  In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option.  If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b)                                 Such designation of beneficiary may be changed by the participant at any time by written notice.  In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.                                 Transferability.  Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant.  Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.                                 Use of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions.  Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

18.                                 Reports.  Individual accounts will be maintained for each participant in the Plan.  Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19.                                 Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

(a)                                  Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration.”  Such adjustment will be made by the Administrator, whose determination in that respect will be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)                                 Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will be shortened by setting a new Exercise Date (the “New Exercise Date”), and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator.  The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation.  The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)                                  Merger or Asset Sale.  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress will be shortened by setting a new Exercise Date (the “New Exercise Date”).  The New Exercise Date will be before the date of the Company’s proposed sale or merger.  The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.                                 Amendment or Termination

(a)                                  The Administrator may at any time and for any reason terminate, suspend or amend the Plan.  Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Plan is in the best interests of the Company and its stockholders.  Except as provided in Section 19 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant.  To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company will obtain stockholder approval in such a manner and to such a degree as required.

(b)                                 Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected” as described in Section 20(a), the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)                                  In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)             amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii)          altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)       shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv)      reducing the maximum percentage of Compensation a participant may elect to set aside as payroll deductions; and

(v)         reducing the maximum number of Shares a participant may purchase during any Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

21.                                 Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.                                 Conditions Upon Issuance of Shares.  Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.                                 Term of Plan.  The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company.  It will continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.

24.                                 Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board.  Such stockholder approval will be obtained in the manner and to the degree required under applicable laws.

EXHIBIT A

SUPERGEN, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Name:

☐ Original Application (Complete Line 2)	Enrollment Date:
☐ Change in Payroll Deduction Rate (Complete Line 3)
☐ Change of Beneficiary(ies)

1.                                                                                                              hereby elects to participate in the SuperGen, Inc. 2008 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan.

2.                                       I hereby authorize payroll deductions from each paycheck in the amount of $                   or           % of my Compensation on each payday (from 1% to 20%) during the Offering Period in accordance with the Plan.

3.                                       I hereby authorize a change in payroll deductions from each paycheck to the amount of $                  or            % of my Compensation on each payday (from 0% to 20%) during the Offering Period in accordance with the Plan.

4.                                       I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan.  I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

5.                                       I have received a copy of the complete Plan.  I understand that my participation in the Plan is in all respects subject to the terms of the Plan.  I understand that my ability to exercise the option under this Subscription Agreement is subject to stockholder approval of the Plan.

6.                                       Shares purchased for me under the Plan should be issued in the name(s) of (Employee or Employee and Spouse only):                                              .

7.                                       I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares), I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares.  I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock.  The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year holding period, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (ii) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period.  The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

8.                                       I hereby agree to be bound by the terms of the Plan.  The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

9.                                       In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Plan:

NAME: (Please print)
(First)	(Middle)	(Last)

Relationship

(Address)

Employee’s Social
Security Number:

Employee’s Address:

2

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

Spouse’s Signature (If beneficiary other than spouse)

3

EXHIBIT B

SUPERGEN, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the SuperGen, Inc. 2008 Employee Stock Purchase Plan which began on                        20   (the “Enrollment Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period.  He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period.  The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated.  The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date: